Internal Exhibit 1.04

Organization
Regulations

of UBS AG

Valid as of 14 February 2022

Contents

Abbreviations and definitions	3

Introduction
1 Basis and purpose	5
2 Organization of UBS AG	5

Board of Directors
3 Membership	7
4 Constitution	7
5 Responsibilities and authorities	7
6 Meetings	8
7 Resolutions	9
8 Information rights	10
9 Self-assessment	10
10 Chairman	10
11 Vice Chairmen	11
12 Company Secretary	11
13 Board Committees	11

Executive Board
14 Delegation	12
15 Executive Board	12
16 President of the Executive Board	13
17 Chief Financial Officer	14
18 Chief Digital and Information Officer	14
19 Chief Risk Officer	15
20 General Counsel	15
21 Chief Compliance and Governance Officer	15
22 Regional Presidents	15
23 Divisional Presidents	15
24 Committees	16

Internal Audit
25 Scope, responsibilities, authorities and reporting	17
26 IA Executive UBS AG	17

Special provisions
27 Authority to sign	18
28 Form of signature	18
29 Conduct of Board and EB members	18
30 Entry into force, amendments	19

Annexes
A Organizational chart of UBS AG	20
B Charter of the Committees of the Board	22
C Key Approval Authorities (kept internally)	33

Abbreviations and definitions

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

AC	Audit Committee
AGM	Annual General Meeting of the shareholders of UBS AG
ALCO	Asset and Liability Committee
AoA	Articles of Association of UBS AG
BD(s)	Business division(s), organizational units of the business as set out in the UBS Group AG Organization Regulations
Board/BoD	Board of Directors of UBS AG; non-executive Board members who do not perform management functions within UBS AG
Business Regulations	Regulations issued by the Executive Board
CCGO	Chief Compliance and Governance Officer of UBS AG
CDIO	Chief Digital and Information Officer of UBS AG
CFO	Chief Financial Officer of UBS AG
Chairman	Chairman of the Board
Chairpersons	Board members who chair the Committees
CO	Swiss Code of Obligations
Committees	Committees of the Board as set out in section 2.1
Committees’ charter	Charter of the Committees of the Board setting out the objectives, composition, authorities and responsibilities of the permanent Committees
Company Secretary	Company Secretary of the Board
CompCo	Compensation Committee
Corporate Bodies	The Board and bodies of UBS AG exercising delegated Board functions, such as the Committees, the EB, committees established by the EB, IA of UBS AG or other bodies mentioned herein
CRO	Chief Risk Officer of UBS AG
Divisional President/DP	Divisional Presidents are the heads of the respective BDs, as set out in the UBS Group AG Organization Regulations
EGM	Extraordinary General Meeting of the shareholders of UBS AG
Executive Board / EB	Executive Board of UBS AG
EB Committees	Committees of the EB as set out in section 24
Financial statements	Quarterly and annual financial statements of UBS AG
FINMA	Swiss Financial Market Supervisory Authority
FRC	Finance and Risk Committee
Functional Head / FH	CFO, CDIO, CRO, GC and CCGO
GC	General Counsel of UBS AG
GCRG	Group Compliance, Regulatory & Governance
GF	Group Functions, which comprises the functions as set out in the UBS Group AG Organization Regulations
Group CEO	Group Chief Executive Officer
Group IA	Internal Audit of the Group
Head HR	Head Human Resources of UBS AG
HR	Human Resources
IA	Internal Audit of UBS AG under the oversight of the IA Executive UBS AG
IA Executive UBS AG	IA Executive of UBS AG
ICAAP	Internal Capital Adequacy Assessment Process

ORs	Organization Regulations of UBS AG including annexes
Other UBS Entities	Entities of the Group which are neither Significant Group Entities nor Significant Regional Entities
PRA	Prudential Regulation Authority (Bank of England)
President of the EB	President of the Executive Board of UBS AG
RC	Risk Committee
Regional President / RP	Regional Presidents as set out in the UBS Group AG Organization Regulations and in the RP terms of reference
Risk Authorities	Internal document setting out the high-level delegated authorities for risk management and control for UBS AG
Shareholders	Shareholders of UBS AG
Significant Branches	Branches of subsidiaries of the Group subject to enhanced standards of corporate governance as designated by the Group CEO
Significant Group Entities / SGEs	Significant subsidiaries of the Group subject to enhanced standards of corporate governance as designated by the UBS Group AG Governance and Nominating Committee
Significant Regional Entities / SREs	Subsidiaries of the Group subject to enhanced standards of corporate governance as designated by the Group CEO
SOX	Sarbanes–Oxley Act
Stakeholders	Persons, groups or organizations that have a direct or indirect stake in UBS AG and may, as a result, affect or be affected by UBS AG’s actions, objectives and policies
UBS/Group	UBS Group AG and its subsidiaries; the UBS group of companies
UBS AG Entities	All subsidiaries (excluding Special Purpose Entities) which are either wholly or majority, directly or indirectly owned or otherwise controlled by UBS AG and which are intended to be held indefinitely
UBS Group AG	UBS Group AG; the listed parent company of the Group
Vice Chairman	The Vice Chairman of the Board as set out in section 11

Introduction

1	Basis and purpose
1.1	Basis	These ORs are enacted by the Board of UBS AG pursuant to article 716b of the CO and articles 24 and 26 of the AoA.
1.2	Purpose

The purpose of these ORs is:

(i)       to implement and supplement requirements contained in applicable laws, regulations and the AoA having regard to pertinent codes of best practice; and

(ii)      to define the functions, responsibilities and authorities of UBS AG’s Corporate Bodies and their members.

 Mandatory provisions of applicable laws, rules and regulations or rules contained in the AoA take precedence over the ORs.

2	Organization of UBS AG
2.1	Organization in general

 UBS AG and its business are organized as follows:

(i)       The Board, under the leadership of the Chairman, has the ultimate responsibility for the direction, supervision and control of UBS AG, and performs the other duties described herein or as prescribed by mandatory provisions of law.

The Board is responsible for deciding all matters and taking business decisions where such decisions exceed the authority delegated by the Board to the Committees, the EB or the President of the EB.

(ii)      As provided by mandatory law, rules and regulations, the AoA or these ORs, the executive management of UBS AG is delegated to the EB under the leadership of the President of the EB. Under consideration of applicable regulatory requirements, the President of the Executive Board of UBS Switzerland AG may not be a member of the UBS AG EB.

(iii)     The following permanent Committees assist the Board in the performance of its responsibilities:

(a)     the Audit Committee;

(b)     the Compensation Committee; and

(c)      the Risk Committee.

(iv)     The following permanent EB Committees assist the EB in the performance of its responsibilities:

(a)     the Asset and Liability Committee; and

(b)     the Finance and Risk Committee.

2.2	Group steering

 UBS Group AG, as the listed parent company of the Group, controls directly or indirectly all subsidiaries, including UBS AG, and leads the Group by setting a harmonized strategic direction. UBS Group AG further sets principles and organizational structures to enable efficient and coordinated management of the Group and control of its subsidiaries. Notwithstanding this, the legal independence of UBS AG, including formal decision-making by the Corporate Bodies as required under applicable constitutional documents, and the provisions of applicable local laws, rules and regulations relating to UBS AG, must be observed to the extent legally required.

2.3	UBS AG as a subsidiary of UBS Group AG

 UBS AG is a subsidiary of UBS Group AG. As such it may fulfill strategic, financial and management functions not only for itself, but also with respect to the Group. In view of this function, the Corporate Bodies of UBS AG may have to resolve on matters that pertain both to UBS AG and the Group. To this end, UBS AG:

(i)       develops and implements its business strategies and business plans, as well as appropriate risk management and internal control frameworks, in accordance with strategies, targets and policies defined by the Group;

(ii)      manages its subsidiaries in accordance with the UBS entity framework. UBS AG issues the necessary regulations, policies and instructions, ensures logistical support, maintains commensurate control functions and allocates the authority necessary for an orderly and efficient conduct of the business of its subsidiaries; and

(iii)     works closely with the BDs and the GF of the Group in order to identify and benefit from synergies and to realize earnings potential and cost savings.

2.4	Banking business of UBS AG

 The banking business and support operations of UBS AG are performed by itself and its direct or indirect subsidiaries. Each subsidiary has its own constitutional documents, which must be in line with applicable local laws, rules and regulations.

2.5	Transparency, collaboration and reporting within the Group

 Subject to and in accordance with applicable local laws, rules and regulations, Corporate Bodies are bound to ensure transparency and collaboration within the Group and may have additional responsibilities and reporting lines within the Group in addition to their reporting lines within UBS AG.

Board of Directors

3	Membership
3.1	Election proposal	In consultation with the Chairman, the Board proposes candidates for election by the shareholders.
3.2	Independence of Board members

 The Board’s proposal for election ensures that one-third of the Board members will be independent. For this purpose, independence is determined in accordance with FINMA circular 2017/1 “Corporate governance – banks.” Furthermore, there must be a sufficient number of Board members who meet the independence criteria for the Committee members set out in the annex “Charter of the Committees of the Board.” The Chairman does not need to be independent.

3.3	Notification duty	Each Board member must notify the Chairman immediately if circumstances change in a manner that may affect their independence.
3.4	Expectations of the Board members

 The Board, as a group, must have the necessary qualifications, skills and diversity to perform all Board duties. In particular, the Board must together possess financial literacy, experience in banking and risk management, as well as international experience, including experience of international financial matters, and knowledge of the duties of directors.

Candidates for election to the Board shall be considered in light of their personal experience and abilities, including any specialist knowledge or skills required to fulfill specific Board functions as outlined herein, as well as their ability to contribute to building a complementary and effective Board.

4	Constitution
4.1	Number of members	The Board consists of five to twelve Board members as per article 18 of the AoA.
4.2	Term of office

 The term of office for each Board member is one year, pursuant to article 19 of the AoA. Subject to election by shareholders, Board members are normally expected to serve for a minimum of three years. No Board member may serve for more than 10 consecutive terms of office, in exceptional circumstances the Board can extend this limit.

4.3	Constitutional meeting

 The Board constitutes itself at its first meeting following the AGM. In this meeting

(i)       the Vice Chairmen;

(ii)      the Chairpersons of the Committees; and

(iii)     the Committee members

 are appointed by the Board.

 The Board may remove these Board members from their special functions at any time.

5	Responsibilities and authorities
5.1	In general	In addition to mandatory provisions of law, rules, regulations and the AoA, the Board has the responsibilities and authorities set out in these ORs.
5.2	Supervision	The Board is responsible for the overall direction, supervision and control of UBS AG and its management, as well as for supervising compliance with applicable laws, rules and regulations.
5.3	Ultimate responsibility

 The Board has ultimate responsibility for the success of UBS AG and for delivering sustainable shareholder value within a framework of prudent and effective controls and subject to the parameters set by the Group. It decides on UBS AG’s strategy and the necessary financial and human resources upon recommendation of the President of the EB and sets UBS AG’s values and standards to ensure that its obligations to shareholders and other stakeholders are met.

5.4	Strategy and financial success

 Taking into account the Group’s overall strategy and interests, the Board’s ultimate responsibility for strategy and financial success includes in particular:

(i)       deciding the strategy of UBS AG upon recommendation of the President of the EB, taking into account the proposals and alternatives presented;

(ii)      approving the risk management and control framework of UBS AG, including the overall risk appetite;

(iii)     deciding whether UBS AG should enter substantial new business areas or exit an existing business area, in cases where the entry or exit is not covered by the current approved strategic framework; and

(iv)     approving major acquisitions, mergers, disposals or capital expenditure, including decisions on major changes to the company structure, major changes in its Significant Group Entities, and other projects of strategic importance for UBS AG.

5.5	Finance

 With respect to the ultimate responsibility for the financial situation, the Board has in particular the following duties:

(i)       approving the applicable accounting standards and financial control frameworks, as well as significant changes to them;

(ii)      annually reviewing and approving the three-year strategic plan and one-year operating plan of UBS AG, including the financial objectives and a capital allocation framework, as well as the capital and liquidity plans;

(iii)     annually reviewing and approving of the ICAAP of UBS AG;

(iv)     reviewing and approving the annual financial statements of UBS AG and, where applicable, the quarterly financial statements; and

(v)      reviewing and approving the consolidated annual and quarterly financial statements, and the consolidated annual report of UBS AG prior to its submission to the AGM.

5.6	Organization

 The Board is responsible for establishing an appropriate business organization, including in particular:

(i)       approving and regularly reviewing the governance principles and the management structures as set out herein;

(ii)      appointing and removing EB members, the Company Secretary and the IA Executive UBS AG and reviewing their performance;

(iii)     overseeing the effectiveness of the business organization and management information system implemented by the EB;

(iv)     supervising the internal control system;

(v)      approving the charter for IA and monitoring IA; and

(vi)     approving the compensation and benefits principles of UBS AG.

5.7	Meetings of shareholders	The Board has a duty to convene AGMs and EGMs, prepare the agenda for such meetings and implement resolutions adopted by the shareholders.
5.8	Loss of equity	In case of financial difficulties or insufficient equity, the Board must undertake all steps required under applicable law.
5.9	Delegation

 Within the limits of applicable law, regulations and the AoA, the Board may delegate part of its responsibilities and authorities to:

(i)       the Committees;

(ii)      individual Board members;

(iii)     the EB; and

(iv)     individual EB members.

5.10	Advice from third parties	The Board and the Committees may, in performing their duties, take advice from third parties.
6	Meetings
6.1	Number of meetings	The Board meets as often as business requires, and at least six times a year.
6.2	Convening meetings

 Board meetings are convened by the Chairman. Upon written request, including reasons, of any Board member or the President of the EB addressed to the Chairman, he shall convene a Board meeting in accordance with sections 6.3 and 6.4.

6.3	Invitation	The Chairman or, if absent, one of the Vice Chairmen invites the Board members to the Board meetings in writing (including by e-mail or other electronic means).

6.4	Agenda and notice period

 The invitation contains the agenda and must be sent to Board members and other attendees as a rule at least five business days prior to the date of the Board meeting together with all necessary supporting material. In exceptional cases, supporting material may be sent later to allow the Board to receive the latest available information. This applies in particular to updates on financial data.

 In time-critical cases (as determined at the Chairman’s discretion), a Board meeting may be held and the supporting material may be sent at shorter notice.

6.5	Chair	Board meetings are chaired by the Chairman or, if absent, by one of the Vice Chairmen or, in their absence, by another Board member selected by the Board members present.
6.6	Attendees

 The Board may hold Board meetings as determined by the Chairman:

(i)       with or without the participation of the President of the EB and all or some of the other EB members; and

(ii)      with the participation of other persons, who are invited to attend.

6.7	Meeting format	Board meetings may be held in person or by audio or video conference.
6.8	Minutes of Board meetings

 The minutes (including its annexes as presented to the Board) contain all Board resolutions made and reflect in a general manner the considerations which led to the decisions made. Dissenting opinions of and votes cast by Board members must also be reflected in the minutes.

6.9	Form of minutes, inspection rights

 The minutes must be signed by the Board member chairing the meeting (in accordance with section 6.5) and the Company Secretary and must be made available for review prior to the next Board meeting at which these shall be approved. Board members are entitled to examine the minutes of any Board meeting at any time.

7	Resolutions
7.1	Quorum of attendance

 The presence of either the Chairman or one of the Vice Chairmen as well as of the majority of the Board members is required to pass valid Board resolutions. If this quorum is not present, the Chairman can seek a circular resolution of the Board (see section 7.4). No such quorum is required for decisions confirming, implementing and amending resolutions relating to capital increases (article 22(2) of the AoA).

7.2	Quorum of resolutions, decisive vote	Board resolutions are passed by an absolute majority of the votes of Board members present; in case of a tie, the Chairman’s vote is decisive (article 22(1) of the AoA).
7.3	Resolutions on items not on agenda

 If time-critical matters arise after a Board meeting has already been convened, such matters may be discussed at the Board meeting and Board resolutions made if a majority of all Board members present agree. If feasible, a revised agenda will be sent to all Board members prior to the meeting. Absent Board members are informed of the resolution made after the Board meeting.

7.4	Circular resolutions

 Board resolutions may be passed in writing (including by e-mail or other electronic means) if no material discussions are required, the matter is time-critical or has been pre-discussed. A proposal for a circular resolution must be communicated to all Board members and is only deemed to have passed if:

(i)       more than two-thirds of all Board members cast a vote or give written notice that they abstain; and

(ii)      an absolute majority of all Board members participating in this circular resolution approve the proposed resolution; and

(iii)     no Board member requests a Board meeting in relation to the subject matter of the proposed Board resolution within three business days of receiving notice of the proposal.

7.5	Effect of circular resolutions

 A circular resolution is as binding as a Board resolution adopted at a Board meeting and must be recorded under a separate heading in the Board minutes prepared pursuant to sections 6.8 and 6.9 for the next Board meeting.

8	Information rights
8.1	Right of information	Board members have the right to access all information concerning the business and the affairs of UBS AG as may be necessary or helpful for them to fulfill their duties as Board members.
8.2	Request for information during Board meetings

 At Board meetings, any Board member is entitled to request information on any matter relating to UBS AG regardless of the agenda, and the Board or EB members present must provide such information to the best of their knowledge.

8.3	Request for information outside of Board meetings	Should a Board member require information or wish to review documents outside a Board meeting, such request must be routed through the Company Secretary and addressed to the Chairman.
8.4	Request for information outside of Committee meetings

 Should a Chairperson require information or wish to review documents outside a Committee meeting, they can, within the range of responsibilities of their Committee, address their request to a member of the EB directly, to the IA or to external auditors. The Chairman and the President of the EB must be informed as appropriate.

9	Self-assessment
9.1	Board self-assessment

 At least annually, the Board reviews its own performance, as well as the performance of each of the Committees. Such a review seeks to determine whether the Board and the Committees function effectively and efficiently.

9.2	Performance evaluation	In light of the annual performance evaluation, the Board must consider whether any changes should be made to the membership of the Board or Committees.
10	Chairman
10.1	Election	The Board proposes the Chairman who in turn is elected by shareholders at the general meeting.
10.2	In general	The Chairman leads the Board. He further coordinates the tasks within the Board and, in particular, calls Board meetings and sets their agenda.
10.3	Shareholders’ meetings	In accordance with article 13 of the AoA the Chairman presides over the AGMs and EGMs.
10.4	Coordination of Committee work and Chairman’s attendance

 The Chairman coordinates, together with the Chairpersons, the work of all Committees. In consultation with the relevant Chairperson, the Chairman or one of the Vice Chairmen may attend meetings of the Committees.

10.5	External communication

 The Chairman, together with the President of the EB, undertakes responsibility for UBS AG's reputation, is further closely involved in and responsible for ensuring effective communication with shareholders and stakeholders, including government officials, regulators and public organizations.

 The Chairman is the primary representative of the Board and, together with the President of the EB, of UBS AG with the media.

10.6	Relationship with Board and EB

 The Chairman establishes and maintains close and constructive working relationships with and promotes open communication between the Board and the President of the EB and the other EB members, providing advice and support to them while respecting that executive management responsibility is delegated to the EB. Where appropriate, the Chairman ensures effective challenge of the President of the EB and the EB by the Board and the Committees and fosters ongoing and effective monitoring of performance.

10.7	Further responsibilities and authorities	Further details of the responsibilities and authorities delegated to the Chairman are set out in the annexes to these ORs.

11	Vice Chairmen
11.1	Appointment and authorities

 The Board appoints one or more Vice Chairmen. A Vice Chairman is required to lead the Board in the absence of the Chairman, to provide support and advice to the Chairman and to undertake such specific additional duties or functions as the Board may entrust to him from time to time.

11.2	Further responsibilities and authorities	Further details of the responsibilities and authorities delegated to the Vice Chairmen are set out in the annexes to these ORs.
12	Company Secretary
12.1	Appointment and function	At the constitutional meeting of the Board, the Board appoints a Company Secretary, who acts as secretary to the Board and its Committees.
12.2	Responsibilities and authorities

 The Company Secretary prepares the agenda for each Board meeting, keeps the Board minutes and the Committees’ minutes and assists the Board and its members in coordinating and fulfilling their duties. In accordance with section 8.3, the Company Secretary coordinates requests for information from the members of the Board outside of Board meetings and informs the President of the EB of such requests as appropriate.

12.3	Reporting	The Company Secretary reports to the Chairman.
12.4	Official documents	The Company Secretary is responsible for keeping UBS AG’s official company documents and records including their certification.
13	Board Committees
13.1	Permanent and other Committees	The Board establishes the AC, the Compensation Committee and the RC as permanent Committees. The Board may set up other Committees, including ad hoc Committees, if deemed appropriate or necessary.
13.2	Appointment	From among its members the Board appoints the Committee members and the respective Chairpersons.
13.3	Responsibilities and authorities

 Based on articles 24 and 26 of the AoA, the Board delegates certain responsibilities and authorities to the Committees pursuant to the annexes to these ORs. The overall responsibility for such delegated competences remains with the Board.

Executive Board

14	Delegation
14.1	Delegation of management	The Board delegates the executive management of UBS AG as set out in section 2.1(ii).
14.2	Further delegation by the EB

 The President of the EB and the EB may further delegate certain responsibilities and authorities and may empower further delegation of such responsibilities and authorities. Such delegations must be in writing, and clear rules on responsibilities, authorities and accountabilities must be established. Specific responsibilities and authorities delegated by the EB to an EB Committee will be set forth in a resolution adopted or a charter approved by the EB.

14.3	Time-critical matters	The EB will establish arrangements to ensure that decisions are made in a time-critical business matter, should the responsible EB member be unable to act.
15	Executive Board
15.1	Composition and appointment

 Under the leadership of the President of the EB, the EB is comprised of the members detailed in sections 16 to 23 of these ORs and such further EB members as appointed by the Board upon proposal of the President of the EB.

15.2	Responsibilities and authorities

 Under the leadership of the President of the EB, the EB has executive management responsibility for UBS AG and its business. This includes, but is not limited to, developing and implementing UBS AG strategies approved by the Board and which take into account the Group’s strategies, budgeting, planning and resource allocation, and evaluating and monitoring business performance. This also includes ensuring the efficient use of the financial resources of UBS AG in accordance with Group guidelines, policies and governance over intra-divisional treasury allocations.

 The EB develops, implements and maintains an appropriate and adequate business organization designed to ensure compliance with applicable laws and regulations and an appropriate management information system.

 The EB is also responsible for ensuring effective management and coordination of issues on behalf of UBS AG which arise from interactions and interdependencies between UBS AG and all entities of the Group or UBS AG and the BDs or GF. Notwithstanding this, the legal independence of UBS AG and the provisions of applicable local laws, rules and regulations must be observed to the extent legally required.

15.3	EB as risk council

 The EB acts as the risk council of UBS AG. It has overall responsibility for establishing and implementing risk management and control within UBS AG. It manages the risk profile of UBS AG as determined by the Board and the RC and is supported by the FRC. The EB determines its requirements for risk reporting, including improvements and changes to the reports, and receives periodic updates on risk data limitations.

15.4	Preparation of Board decisions	Where proposals for decisions must be made to the Board, the EB prepares such proposals and supports the Board in its decision-making process.
15.5	Further duties	The EB is furthermore responsible for all management matters not reserved under the AoA or the ORs to any other person or Corporate Body.
15.6	Meetings, agenda and notice period

 The EB meets at least once every month or as appropriate. The agenda must be sent to the EB members at least five calendar days prior to the date of the EB meeting together with all necessary supporting material. In time-critical cases, an EB meeting (called by the President of the EB as required or at the request of one EB member addressed to the President of the EB) may be held and the supporting material may be sent on shorter notice. EB meetings are chaired by the President of the EB or, if absent, by the nominated deputy President of the EB. EB meetings may be held in person or by audio or video conference.

15.7	Quorum of attendance	The presence, either in person or by audio or video conference, of a majority of the EB members is required to pass valid EB resolutions.
15.8	Quorum of resolutions

 The resolutions of the EB are passed by the majority of the votes of the EB members present. The President of the EB has the power to overrule any EB resolution. If the President of the EB exercises this power, he must inform the Chairman as well as the EB immediately.

15.9	Minutes of EB meetings

 Minutes are taken of all EB meetings. They contain all resolutions made by the EB. The minutes are sent to all EB members and to the Chairman. Board members may inspect the EB minutes in accordance with section 8. Section 6.9 applies mutatis mutandis to the EB minutes.

15.10	Circular resolutions	With respect to circular resolutions of the EB, sections 7.4 and 7.5 apply mutatis mutandis.
15.11	Matters requiring immediate attention

 With regard to matters which require immediate attention, and if it is not feasible to convene an audio or video conference or to proceed by circular resolution within the time available, the President of the EB may, together with two other EB members, make decisions, which have the effect of EB resolutions. EB members who could not be reached in time must be informed together with the Chairman as soon as possible. Section 7.5 applies mutatis mutandis to such resolutions.

15.12	Assessment

 At least annually the President of the EB assesses the performance of the EB. Such a review seeks to determine whether the EB functions effectively and efficiently. In light of the annual assessment, the President of the EB must consider whether any changes should be made to the composition of the EB.

15.13	Further duties of EB members

 In addition, to the responsibilities for each GEB member set out below, further details of the responsibilities and key authorities delegated to the EB members are set out in the annexes to these ORs and the relevant Business Regulations or terms of reference.

16	President of the Executive Board
16.1	Appointment	The President of the EB is appointed by the Board upon proposal of the Chairman.
16.2	Function, substitution

 The President of the EB is the highest executive officer of UBS AG and has responsibility and accountability for the management and performance of UBS AG. The President of the EB nominates a deputy from within the EB, who is confirmed by the Board. The deputy President of the EB shall temporarily exercise all responsibilities and authorities if the President of the EB should be incapacitated or unavailable to exercise the function as President of the EB.

16.3	Main responsibilities and authorities

 The President of the EB has the overall day-to-day management responsibility for UBS AG. In particular, he is responsible for:

(i)       convening and presiding over the EB meetings;

(ii)      leading the business and strategic planning and forecasting;

(iii)     the financial results of UBS AG;

(iv)     exercising all authorities allocated to UBS AG which are not otherwise delegated;

(v)      providing regular updates on the business to the Group CEO, as required;

(vi)      effective management of UBS AG’s financial resources, people, infrastructure and risks; and

(vii)    ensuring effective collaboration with the Group.

 The President of the EB assumes a leading role in preparing the Board’s consideration of UBS AG’s strategy, risk and compensation principles. Together with the Chairman, he has the responsibility for UBS AG’s reputation.

16.4	Right to overrule decisions

The President of the EB has an all-encompassing right to information about and examination of all matters handled in the business. He has the power to overrule any decisions made by any management body, including any resolution by the EB (see section 15.8).

16.5	Reporting to the Board

 The President of the EB ensures that the Chairman and the Board are kept informed in a timely and appropriate manner on all matters falling within the scope of their responsibilities as well as important business developments, issues or decisions taken by the EB in particular with regard to matters which may have a material financial, operational or reputational impact on UBS AG.

 Further, the President of the EB (either personally or through any other EB member) regularly informs the Board on:

(i)       key performance indicators and other relevant financial data of UBS AG;

(ii)      existing and emerging risks, issues and mitigating measures;

(iii)     updates on developments in important markets and on peers; and

(iv)     information on all issues which may affect the supervisory or control function of the Board.

16.6	Reporting by EB members

 Each member of the EB detailed in sections 17 to 23 below reports directly to the President of the EB and the relevant function within the Group and shall inform the President of the EB or EB as appropriate of material matters and key developments within the scope of their responsibilities. The Functional Heads have an obligation to advise the Chairman and relevant Committees on significant issues arising in the field of their responsibilities.

17	Chief Financial Officer
17.1	Responsibilities and authorities

 The CFO has in particular the following responsibilities:

(i)       managing UBS AG’s financial accounting, controlling, forecasting, planning and reporting processes;

(ii)      ensuring transparency in and assessing the financial performance of UBS AG;

(iii)     developing UBS AG’s inorganic strategy in collaboration with the EB and supporting the EB members in mergers and acquisitions, as well as equity investment topics, by monitoring the progress of key inorganic growth initiatives;

(iv)     managing and controlling UBS AG’s tax affairs, treasury and capital management, including funding and liquidity risk, and UBS AG’s regulatory capital ratios;

(v)      ensuring asset and liability management by balancing consumption of UBS AG’s financial resources;

(vi)     consulting with the AC to make proposals to the Board regarding the standards for accounting to be adopted by UBS AG and defining the standards for financial reporting and disclosure; and

(vii)    under the supervision of the AC, coordinating the working relationships with the external auditors.

18	Chief Digital and Information Officer
18.1	Responsibilities and authorities

 The CDIO has in particular the following responsibilities:

(i)       formulating the approach, objectives, financial and execution plans for the CDIO area in support of the BDs and GF operating out of UBS AG;

(ii)      driving digitalization, delivering IT services, tools and infrastructure, including cyber protection and IT security, in line with the needs of the BDs and GF operating out of
UBS AG;

(iii)     overseeing the prioritization of the technology enabled change initiatives;

(iv)     directing and governing all IT development and engineering management activities;

(v)      supplying real estate infrastructure and general administrative services to UBS AG;

(vi)     directing and controlling all supply and demand management activities, supporting UBS AG with its third-party risk and sourcing strategies and managing UBS AG’s near-/
offshore, outsourcing and supplier-related processes; and

(vii)    delivering shared operational services, maintaining and overseeing UBS AG's crisis management operations and providing data governance.

19	Chief Risk Officer
19.1	Responsibilities and authorities

 The CRO has in particular the following responsibilities:

(i)       the development of UBS AG’s risk management and control framework (including risk principles and risk appetite) for the credit, market, country, liquidity, funding, model and environmental and social risk categories, as well as the implementation of independent control frameworks for these risk categories, on the basis of and in accordance with the framework approved by the Board, including:

(a)     risk measurement, aggregation, portfolio controls and risk reporting; and

(b)     taking decisions on transactions, positions, exposures, portfolio limits and allowances in accordance with the risk control authorities delegated to the CRO; and

(ii)      monitoring and challenging UBS AG’s risk-taking activities for the risk categories under CRO responsibility.

20	General Counsel
20.1	Responsibilities and authorities

 The GC has in particular the following responsibilities:

(i)       managing UBS AG’s legal affairs and ensuring effective and timely assessment of legal matters impacting UBS AG or its businesses;

(ii)      providing the legal advice required by UBS AG; and

(iii)     management and reporting of all litigation and other significant contentious matters, including all legal proceedings which involve UBS AG.

21	Chief Compliance and Governance Officer
21.1	Responsibilities and authorities

 The CCGO has in particular the following responsibilities:

(i)       developing UBS AG’s risk management and control framework (including taxonomies and risk appetite) for non-financial risks as well as implementing the independent control frameworks for these risks;

(ii)      developing UBS AG’s governmental policy and regulatory approach;

(iii)     coordinating external governmental and regulatory relations and overseeing important regulatory matters, including key regulatory change programs across UBS AG;

(iv)     managing the firm’s new business governance process;

(v)      developing global and local recovery and resolution plans and defining adequate resolvability improvement measures;

(vi)     developing UBS AG’s organization and legal entity structure, as well as corporate governance standards; and

(vii)    governing UBS AG’s internal and external investigations portfolio and performing important investigations.

22	Regional Presidents
22.1	Responsibilities and authorities	The Regional Presidents have in particular the following responsibilities: (i) cross-divisional collaboration; and (ii) representing UBS AG to the broader public in their region.
23	Divisional Presidents
23.1	Responsibilities and authorities

 The Divisional Presidents have in particular the following responsibilities:

(i)       proposing BD strategies in line with the UBS AG and Group strategy taking into account input from the Regional Presidents;

(ii)      the operation and management of their BD; and

(iii)     controlling and administering the dedicated financial resources, risk appetite, people and infrastructure of the BD.

24	Committees
24.1	EB Committees	Pursuant to section 14.2 the EB establishes (i) the ALCO; and (ii) the FRC as permanent EB Committees.
24.2	Composition	The composition is specified in dedicated terms of reference for each EB Committee.
24.3	Appointment	The appointment is specified in dedicated terms of reference for each EB Committee.
24.4	Responsibilities and authorities

 The EB Committees have the responsibilities and authorities as set out in the terms of reference of the respective committee:

(i)       the ALCO is responsible for managing UBS AG’s assets and liabilities in line with the UBS AG and Group strategy and regulatory requirements;

(ii)      the FRC is responsible for supervising and controlling UBS AG’s business, financial and risk profile of the overall UBS AG standalone as well as the entity’s business activities in Switzerland and cross-jurisdictional branch-related matters, in line with the UBS AG and Group strategy and regulatory requirements. The FRC is also responsible for ensuring the financial and risk profile of UBS AG standalone complies with the agreed risk appetite, by ascertaining that appropriate and timely actions are taken.

24.5	Meetings and resolutions	The sections 15.6 to 15.12 apply mutatis mutandis.
24.6	Reporting	The EB Committees report to the EB.

Internal Audit

25	Scope, responsibilities, authorities and reporting
25.1	Scope	IA is the internal audit function for UBS AG.
25.2	Responsibilities

 IA independently, objectively and systematically assesses in particular the:

(i)       soundness of UBS AG’s risk and control culture;

(ii)      reliability and integrity of financial and operational information, including whether activities are properly, accurately and completely recorded, and the quality of underlying data and models; and

(iii)     design, operating effectiveness and sustainability of:

(a)     processes to define strategy and risk appetite as well as the overall adherence to the approved strategy;

(b)     governance processes;

(c)      risk management, including whether risks are appropriately identified and managed;

(d)     internal controls, specifically whether they are commensurate with the risks taken;

(e)     remediation activities; and

(f)      processes to comply with legal and regulatory requirements, internal policies, and UBS AG’s constitutional documents and contracts.

 IA also conducts special audits at the request of the AC, or other Board members, Committees or the President of the EB in consultation with the AC.

25.3	Charter	Details of the role, responsibilities and authorities of IA are set out in the charter for Group IA. The charter is also to be endorsed by the Board for its applicability to UBS AG.
25.4	Access rights

 IA possesses unrestricted auditing rights within UBS AG; it has access at all times to all accounts, books, records, systems, property and personnel to fulfill its auditing responsibilities. The IA Executive UBS AG has open, direct and unrestricted access to the Chairman, the RC and the AC, as well as to the President of the EB.

25.5	Independence

 IA is independent in determining its activities, in particular when defining audit scope and executing audit engagements. IA reports are not subject to any instructions or restrictions, and its authority to audit is unrestricted.

26	IA Executive UBS AG
26.1	Reporting

 The IA Executive UBS AG reports directly to the Chairman. In addition, the IA Executive UBS AG has a functional reporting line to the AC, as well as to the Head Group IA, as set forth in the AC charter.

 The IA Executive UBS AG must inform the AC of the results of the annual internal audit plan and the status of annual internal audit objectives and must be in regular contact with the AC.

26.2	Appointment	The IA Executive UBS AG is appointed by the Board in consultation with the Chairman and the AC, based on a proposal by the Head Group IA.

Special provisions

27	Authority to sign
27.1	In general

 Signing in the name of UBS AG requires two authorized signatures to be binding. Any employee of UBS AG having one of the following ranks or functions is authorized to sign, jointly with another authorized signatory, on behalf of UBS AG:

(i)       the Chairman and each of the Vice Chairmen;

(ii)      each of the EB members;

(iii)     the IA Executive UBS AG and the Company Secretary;

(iv)     each of the Managing Directors, Executive Directors and Directors or senior employees with equivalent ranks;

(v)      each of the Associate Directors (including “Prokuristen,” as applicable); and

(vi)     for specified locations, each of the Authorized Officers (including “Handlungs-
bevollmächtigte,” as applicable).

27.2	Signing policy

 The GC issues a signing policy for UBS AG, specifying all details, including the scope of signature authorities and possible extensions, exceptions to the joint signature authority principle, and the possibility for signatories of the Group to sign on behalf of UBS AG. In addition, UBS AG Entities establish their own rules, according to mandatory provisions of local laws, rules and regulations.

28	Form of signature
28.1	Signature form	All authorized signatories sign by adding their signature to the name of the legal entity on whose behalf they act.
29	Conduct of Board and EB members
29.1	Duty of care and loyalty	Each member of the Board and the EB is under a duty to carry out their responsibilities with due care and to safeguard and further the interests of UBS AG and of all of its shareholders.
29.2	Conflicts of interest

 The Board and EB members must arrange their personal and business affairs, including their affairs with regard to a related person or company, so as to avoid, as much as possible, an actual, perceived or potential conflict of interest.

29.3	Disclosure of conflict of interest

 Each Board member must disclose to the Chairman, and each EB member must disclose to the President of the EB, any conflict of interest generally arising or relating to any matter to be discussed at a meeting, as soon as the Board or EB member becomes aware of its existence.

29.4	Procedural measures

 Unless exceptional circumstances dictate that in the best interests of UBS AG a Board or EB member with a conflict of interest shall not participate in the discussions and decision-making involving the interest at stake, the Board or EB member with a conflict of interest shall participate in discussions and:

(i)       a double vote (a vote with and a vote without the conflicted individual) shall take place;

(ii)      a binding decision on the matter requires the same outcome in both votes;

(iii)     the Chairman or the President of the EB must advise the respective Corporate Body of the conflict of interest; and

(iv)     the existence of the conflict must be recorded in the meeting minutes.

 In the event of doubt, the Chairman or the President of the EB shall request the respective Corporate Body to determine whether a conflict of interest or exceptional circumstances exist.

29.5	Duty of confidentiality

 Except for information already in the public domain, each Board and EB member shall handle all information relating to UBS AG learned during the performance of their duties with the utmost discretion at all times. Such information may only be disclosed to third parties with prior written clearance from the Chairman or the President of the EB. This obligation and duty continues even after the term of office of the Board or EB member has expired for as long as the relevant information remains confidential.

29.6	Benefits of Board and EB members

 If a Board or EB member becomes aware of the fact that they may receive a financial or non-financial benefit other than any salary, remuneration or other benefit from UBS AG, as a result of employment with UBS AG, that person must:

(i)       promptly inform the Board, in the case of a Board member or the President of the EB; and

(ii)      promptly inform the President of the EB, in the case of an EB member other than the President of the EB.

30	Entry into force, amendments
30.1	Entry into force

 These ORs replace the former regulations of 1 April 2020 governing the internal organization of UBS AG and come into effect on 14 February 2022, based on a Board resolution of UBS AG dated 9 September 2021.

30.2	Amendments	These ORs may be amended by the Board only with the approval of FINMA.

Annex A – Organizational chart of UBS AG

Organizational chart of UBS AG

Annex B – Charter of the Committees of the Board

 Contents

Introduction
1 Basis and purpose	24

Membership and constitution
2 Number of Committee members and their independence	25
3 Constitution	25

Responsibilities and authorities
4 Delegation of responsibilities and authorities	26
5 Audit Committee	26
6 Compensation Committee	27
7 Risk Committee	28
8 Further responsibilities and authorities	29
9 Delegation to a member or subcommittee	29
10 Information rights	29
11 Meeting with third parties	29

Meetings and resolutions of the Committees
12 Meetings	30
13 Resolutions and information rights	30

Reporting
14 Regular reporting	31
15 Special reporting	31

Special provisions
16 Confidentiality	32
17 Self-assessment and adequacy review	32

 Introduction

1	Basis and purpose
1.1	Basis	This Committees’ charter is enacted by the Board pursuant to articles 716–716b CO, articles 24 and 26 of the AoA and sections 5.9 and 13.3 of the ORs.
1.2	Purpose

The purpose of this Committees’ charter is to set out the objectives, composition and responsibilities of the permanent Board Committees, being:

(i)       the Audit Committee;

(ii)      the Compensation Committee; and

(iii)     the Risk Committee.

 Membership and constitution

2	Number of Committee members and their independence
2.1	Minimum number of Committee members	Each Committee must have at least three Committee members.
2.2	Independence

Each Committee must consist of members of the Board, and all members of each Committee must be independent as defined by section 3.2 of the ORs.

At least one member of the RC must also be a member of the Compensation Committee.

2.3	Presence of the Chairman	The Chairman may, in consultation with the relevant Chairperson, attend the meetings of Committees as a non-voting guest.
3	Constitution
3.1	Appointment and removal by the Board

The Chairperson and the Committee members are appointed pursuant to section 4.3 of the ORs, and the Board may remove any Committee member or any Chairperson at any time. Should a vacancy arise on any Committee, even if the minimum number of Committee members pursuant to section 2.1 of this Committees’ charter is still met, the Board may appoint the missing member from among its members for the remaining term of office.

 Responsibilities and authorities

4	Delegation of responsibilities and authorities
4.1	In general	Pursuant to section 13.3 of the ORs, the Committees have the responsibilities and authorities set out in the annexes to the ORs.
5	Audit Committee
5.1	In general

The function of the AC is to support the Board in fulfilling its oversight duty relating to financial reporting and internal controls over financial reporting, the effectiveness of the external and internal audit functions as well as of whistleblowing procedures.

Management is responsible for the preparation, presentation and integrity of the financial statements, while the external auditors are responsible for auditing financial statements. The AC’s responsibility is one of oversight and review.

5.2	Responsibilities and authorities

The AC’s responsibilities and authorities are to:

(i)       Financial statements:

(a)      monitor the integrity of the financial statements and any announcements related to financial performance, and review significant financial reporting judgements contained in them, before recommending their approval to the Board;

(b)     advise the Board on whether the annual report and financial statements, taken as a whole, are fair, balanced and understandable, and provide the information necessary for shareholders to assess the company’s position and performance, business model and strategy;

(c)      review the organization and completeness of the financial-reporting process including UBS AG’s internal control system and procedures as they relate to the integrity of the financial statements, taking into account the reports provided by the EB, the external auditors, IA, regulators or other information as determined by the Committee to be appropriate;

(d)     review management’s SOX 404 report in relation to internal controls over financial reporting;

(e)      review significant accounting policies and practices, and compliance with accounting standards; and

(f)      review arrangements for compliance with UBS AG’s legal, regulatory and other requirements (including tax matters) as they relate to the integrity of the financial statements or financial report;

(ii)      External audit:

(a)      oversee the relationship with and assess the qualifications, expertise, effectiveness, independence and performance of the external auditors and their lead audit partner; support the Board in reaching a decision in relation to the appointment, reappointment or dismissal of the external auditors and the rotation of the lead audit partner;

(b)     approve the engagement letter of the external auditors, including the scope of the audit and the fees and terms for the planned audit work;

(c)      oversee all audit and permitted non-audit services provided by the external auditors and establish such policies as the Committee deems appropriate;

(d)     annually review the external auditors’ summary of adjusted and unadjusted differences; and

(e)      review the regulatory audit plan and the results of regulatory audits;

(iii)     IA:

(a)      monitor and assess the effectiveness, independence and performance of the IA Executive UBS AG and IA;

(b)     approve IA’s annual audit plan and objectives including subsequent important amendments;

(c)      monitor IA’s discharge of its annual audit objectives; and

(d)     order special audits to be conducted either by IA or by mandating third parties and review and approve such request from other Board members, Committees or the President of the EB;

(iv)     Whistleblowing and investigations:

(a)      review the effectiveness of the firm’s whistleblowing policies and procedures and ensure that appropriate whistleblowing mechanisms are in place;

(b)     review on a quarterly basis the levels of new and pending whistleblowing cases and reports on complaints made regarding accounting, auditing or other matters;

(c)      review on a quarterly basis reports on internal investigations; and

(d)     conduct or direct any investigation, including the retention of external advisors and consultants (at UBS AG’s expense), as it considers necessary to discharge its responsibilities; and

(v)      Human Resources:

(a)      annually provide input on the performance of the CFO, GC, CRO and CCGO to the President of the EB; and

(b)     review and make recommendations to the Board regarding decisions relating to the hiring and dismissal of the CFO.

6	Compensation Committee
6.1	In general

The function of the Compensation Committee is to support the Board in its duties to set guidelines on compensation and benefits, to oversee implementation thereof, to approve certain compensation and to scrutinize executive performance.

6.2	Responsibilities and authorities

 The Compensation Committee’s responsibilities and authorities are to:

(i)       Compensation strategy and principles:

(a)      periodically review the compensation strategy and principles and propose any material changes to the Board for approval; and

(b)     evaluate the effectiveness of pay for performance results of UBS AG;

(ii)      EB performance targets and objectives:

(a)      propose, upon proposal of the Chairman, financial and non-financial performance targets and objectives for the President of the EB for approval by the Board;

(b)     review, upon proposal of the President of the EB, the performance framework for the other EB members; and

(c)      inform the Board of the President of the EB's financial and non-financial performance targets and objectives, as well as the performance framework for the other EB members;

(iii)     EB performance assessments:

(a)      propose upon proposal of the Chairman, the President of the EB's performance assessment for approval by the Board;

(b)     propose upon proposal of the President of the EB the performance assessments of the other EB members for approval by the Board; and

(c)      inform the Board of the performance assessments of all EB members, including the President of the EB;

(iv)     Compensation framework and plans:

(a)      approve key features of the compensation framework and plans for the non-independent Board members and EB members;

(b)     be informed of key features of the compensation framework and plans for employees other than EB members;

(c)      approve key terms of any new or amended compensation plans or other compensation arrangements with a material financial, reputational or strategic impact or significant use of UBS Group AG shares;

(d)     be informed of key terms of any new or amended pension and benefit plans with a material financial, reputational or strategic impact;

(e)      approve the share ownership policy for EB members; and

(f)      propose, upon proposal of the Chairman, the remuneration/fee framework for independent Board members for approval by the Board.

(v)      Compensation governance:

(a)      approve key terms for material individual variations to standard employment and termination agreements for non-independent Board members and, upon proposal of the Chairman, for the President of the EB and, upon proposal of the President of the EB, for other EB members;

(b)     approve the engagement of and fees for any external advisors/consultants retained by the Compensation Committee; considering factors relevant to the advisors’ independence from management;

(c)      approve material public disclosures on UBS AG compensation matters;

(d)     meet with the RC annually to ensure that the compensation framework supports appropriate risk awareness and management as well as appropriate risk-taking; and

(e)      be informed of major regulatory developments, shareholder initiatives and best practices in executive compensation;

(vi)     Other compensation competences:

(a)      for employees within UBS AG, approve the aggregated and/or total individual compensation of certain employees (including independent control functions) based on regulatory requirements; and

(b)     review business performance and other variables that impact annual variable compensation; and

(vii)    Other competences related to specific regulatory requirements:

(a)      review and approve the Remuneration Policy Statement to be submitted annually to the PRA;

(b)     review and approve as appropriate any information provided to UBS AG shareholders with respect to the approval of the ratio between variable and fixed compensation for employees in the European Union; and

(c)      make recommendations as appropriate where it becomes aware of any event or matter that would justify the operation of malus or clawback for UBS AG London Branch staff in accordance with compensation plan rules.

7	Risk Committee
7.1	In general

 The function of the RC is to oversee and support the Board in fulfilling its duty to supervise and set an appropriate risk management and control framework in the areas of:

(i)       financial and non-financial risks; and

(ii)      balance sheet, treasury and capital management, including funding, liquidity and equity attribution.

 The RC considers the potential effects of the aforementioned risks on UBS AG’s reputation.

7.2	Responsibilities and authorities

 The RC’s responsibilities and authorities are to:

(i)       Risk management and control:

(a)      review and propose to the Board the guiding principles and framework for risk management and control (including risk appetite, delegation of risk authorities and major risk limits) relative to UBS AG’s operations, assess management’s respective proposals and recommend any required changes to the Board;

(b)     review and approve the risk appetite (including objectives and binding scenarios) relative to UBS AG’s activities and risk profiles, including allocation of responsibilities within the risk management and control framework;

(c)      review and propose to the Board the risk, capital, liquidity and funding, and balance sheet section of the annual report of UBS AG;

(d)     periodically assess the appropriateness of major policies and procedures adopted by the EB relating to the risk management and control of significant risks;

(e)      review and make recommendations to the Board based on proposals from the EB in relation to material risk limits and periodically review allocations and authority levels relating to those limits. Material risk limits include those relating to portfolios, concentrations, products, sectors or other categories relevant to the strategy, risk profile and risk capacity of UBS AG as approved by the Board;

(f)      review and approve the principal characteristics of UBS AG’s risk measurement framework (including changes thereto) used to identify, model, measure, monitor and report risks;

(g)     monitor and oversee the risk profile of UBS AG within the context of the Board-determined risk profile, risk capacity and limit structure;

(h)     systematically review high-risk areas of UBS AG and assess the effectiveness of the steps taken by the EB to manage or mitigate such risks;

(i)       review and assess the asset and liability management framework, liquidity and funding;

(j)       review regulatory framework reforms affecting areas within the scope of the RC’s mandate and recommend any required changes to the Board;

(k)      consider UBS AG’s strategy to deal with anticipated or existing high-level risks and assist the Board by reviewing and assessing management’s proposals in relation to strategy;

(l)       review management’s assessments of UBS AG’s non-financial risk exposures and related risk-oriented activity plans;

(m)    periodically review material communications (including formal assessments) between UBS AG and its principal regulators;

(n)     review projects and remediation activities (as determined by the RC) undertaken by the management to address critical changes to the risk management/control environment; and

(o)     periodically meet with the Compensation Committee to ensure that the compensation framework appropriately reflects risk awareness and management, and ensures appropriate risk-taking;

(ii)      Risk reporting:

(a)      determine risk reporting requirements that allow for an effective oversight by the RC and communicate changes to report owners if reporting requirements are not met or change;

(b)     review risk reports, including reports from management that assess the likelihood of risks materializing, the monitoring of emerging trends via forecasts or stress tests, the adequacy and appropriateness of the internal controls to manage those risks and that contain agreed measures to reduce risks or deal with specific risk situations including stress situations; and

(c)      receive periodic updates on limitations that prevent full risk data aggregation in the risk reports; and

(iii)     Human Resources:

(a)      annually provide input on the performance of the CRO, CFO, GC and CCGO to the President of the EB; and

(b)     review and make recommendations to the Board regarding decisions relating to the hiring and dismissal of the CRO and the CCGO.

8	Further responsibilities and authorities
8.1	Further responsibilities and authorities	The Board may entrust further powers and duties to the Committees by Board resolution.
9	Delegation to a member or subcommittee
9.1	Further delegation by the Committees

Each Committee may delegate some of its tasks to one of its members or to a subcommittee comprised of two or more of its members. Such delegations shall be recorded in the Committee’s minutes and the Chairman must be informed.

10	Information rights
10.1	Committees

In accordance with the procedure set out in section 8.4 of the ORs, each Committee may request any relevant information or special reports from any EB member or IA on matters relating to its respective responsibilities set out in this Committees’ charter.

10.2	Committee members	For the information rights of each Board member, see section 8 of the ORs.
11	Meeting with third parties
11.1	Meeting with third parties

The Committees may, in performing their duties, take advice from and meet as a body with third parties. In consultation with the President of the EB, they may meet with regulators. The Chairperson shall inform the Chairman accordingly.

 Meetings and resolutions of the Committees

12	Meetings
12.1	Number of meetings

Each Committee meets as often as its business requires, but at least four times a year for the AC, the Compensation Committee and the RC.

The AC and RC hold at least four joint meetings a year.

The Compensation Committee and RC periodically hold joint meetings.

12.2	Request, invitation, agenda, notice period, chair and format	Committee meetings, including joint meetings, are called and held in compliance with the rules set out in the ORs (sections 6.2 to 6.5 and 6.7 of the ORs to be applied mutatis mutandis).
12.3	Presence of third parties at Committee meetings

Each Chairperson may, on their own motion or upon request of any Committee member or the Chairman, invite EB members, as well as other persons, to attend Committee meetings. The President of the EB will be informed accordingly.

12.4	Special rules for the AC

The AC holds Committee meetings:

(i)       normally with the participation of the IA Executive UBS AG, representatives of the external auditors, the President of the EB, the CFO and the Controller and Chief Accounting Officer; and

(ii)      periodically, only with the participation of the IA Executive UBS AG, the external auditors, or with members of management, or a combination of any of the aforementioned.

12.5	Special rules for the RC

Generally, the President of the EB, the CFO, the CRO, the GC, the CCGO, the IA Executive UBS AG and representatives of the external auditors participate (to the extent necessary) in each meeting of the RC. The invitation of other persons is at the discretion of the RC.

12.6	Resolutions

Resolutions are passed by an absolute majority of the Committee members present; in case of a tie, the decision is passed on to the Board and decided in accordance with section 7.2 of the ORs. Sections 7.2 to 7.4 of the ORs apply mutatis mutandis with regard to circular resolutions.

12.7	Minutes	The minutes of Committee meetings, including joint meetings, must fulfill the conditions set out in sections 6.8, 6.9 and 7.5 of the ORs and be distributed to the Chairman.
13	Resolutions and information rights
13.1	Resolutions and information rights	Sections 7, 8.2, 8.3 and 8.4 of the ORs apply mutatis mutandis to the decision-making process and the information rights of the Committees and the Committee members.

 Reporting

14	Regular reporting
14.1	In general

Each Chairperson ensures that the Chairman and the Board are kept informed in a timely and appropriate manner. Each Chairperson (either personally or through another Committee member) regularly reports to the Board at the Board meetings on the current activities of their Committee and on important Committee issues, including all matters falling within the duties and responsibilities of the Board, namely:

(i)       proposals for resolutions to be considered, or other action to be taken by the Board;

(ii)      resolutions and decisions made by the Committee and the material considerations that led to such resolutions and decisions; and

(iii)     activities and important findings of the Committee.

14.2	Submitting of proposals and recommendations

Each Chairperson submits, in writing, the proposals and resolutions mentioned in sections 14.1(i) and (ii) of this annex to the Board unless such proposals are contained in the Committee minutes; the remaining reporting is generally done orally.

14.3	Annual reporting of the Committees	Each Committee annually submits a report to the Board, detailing the activities of the Committee during the previous twelve months.
15	Special reporting
15.1	AC

 Following the completion of the audit and the annual financial statements, the AC Chairperson submits annually to the Chairman, for the attention of the Board:

(i)       the AC’s assessment of the qualification, independence and performance of the external auditors;

(ii)      the AC’s assessment of the design of UBS AG’s internal control system for financial reporting and the coordination and interaction between IA and the external auditors; and

(iii)     a recommendation regarding the audited financial statements in UBS AG’s annual report.

 Special provisions

16	Confidentiality
16.1	Special rule

The deliberations of the Compensation Committee are handled with the utmost discretion and are to be communicated outside of the Committee only to the extent permitted by the Chairperson. The Chairman is exempted with regard to the confidentiality of deliberations.

17	Self-assessment and adequacy review
17.1	Self-assessment and adequacy review

Each Committee reviews the adequacy of its charter at regular intervals, but at least annually, and recommends to the Board any changes considered to be necessary or appropriate. For the self-assessment, section 9 of the ORs is to be applied mutatis mutandis.